Exhibit 99.1

NEWS RELEASE	21062 Bake Parkway
Lake Forest, CA 92630
CONTACT:	888-822-2660
Norris Battin	Fax: 949-597-0662
The Cooper Companies, Inc.
ir@coopercompanies.com

FOR IMMEDIATE RELEASE

COOPER SETTLES PATENT LITIGATION WITH CIBA VISION

PLEASANTON, Calif., November 21, 2007 – CooperVision, Inc., the contact lens unit of The Cooper Companies, Inc. (NYSE:COO), today announced that it has reached a global settlement agreement with CIBA Vision, the eye care unit of Novartis AG (NYSE: NVS), that resolves all disputes with respect to current patent infringement litigation between the companies.

CooperVision had alleged that CIBA Vision infringed patented technologies relating to the edge design and rotational stabilization of contact lenses while CIBA Vision alleged that CooperVision infringed patented technologies relating to silicone hydrogel contact lenses. Under the terms of the settlement, the companies have agreed to cross license rights to these patents, as well as certain other patent rights. This settlement includes CooperVision paying a royalty on its net U.S. contact lens sales of Biofinity® until 2014 and on net sales outside of the United States until 2016. Specific terms of the agreement are confidential.

Commenting on the settlement, Robert S. Weiss, Cooper’s chief executive officer said, “We are pleased with this agreement. It allows us to focus on meeting the needs of eye care professionals and consumers by eliminating the distraction of litigation.” Addressing the impact of the settlement on fiscal year 2008 earnings, Mr. Weiss stated, “We expect this settlement to be accretive in FY 2008 when comparing anticipated royalty payments versus the potential costs of continued litigation.”

Corporate Information

The Cooper Companies, Inc. (www.coopercos.com) manufactures and markets specialty healthcare products through its CooperVision and CooperSurgical units. Corporate offices are in Lake Forest and Pleasanton, Calif. A toll free interactive telephone system at 1-800-334-1986 provides stock quotes, recent press releases and financial data.

CooperVision (www.coopervision.com) manufactures and markets contact lenses. Headquartered in Pleasanton, Calif., it manufactures in Juana Diaz, Puerto Rico, Norfolk, Va., Rochester, N.Y., Adelaide, Australia, Hamble and Hampshire, England and Madrid, Spain.

CooperSurgical (www.coopersurgical.com) manufactures and markets diagnostic products, surgical instruments and accessories to the women’s healthcare market with headquarters and manufacturing facilities in Trumbull and Orange, Conn., and in Pasadena, Calif., Houston, Texas, Williston, Vt., Fort Atkinson, Wis., Montreal and Berlin.

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